Exhibit 99.1
[FHLBank Atlanta logo]

News Release
April 28, 2022

FOR IMMEDIATE RELEASE
CONTACT: Peter E. Garuccio
Federal Home Loan Bank of Atlanta
pgaruccio@fhlbatl.com
404.888.8143

Federal Home Loan Bank of Atlanta Announces First Quarter 2022 Operating Highlights

ATLANTA, April 28, 2022 - Federal Home Loan Bank of Atlanta (the Bank) today released preliminary unaudited financial highlights for the quarter ended March 31, 2022. All numbers reported below for the first quarter of 2022 are approximate until the Bank announces unaudited financial results in its Form 10-Q filing with the Securities and Exchange Commission (SEC), which is expected to be filed on or about May 6, 2022.

Net income for the first quarter of 2022 was $36 million, a decrease of $7 million, compared to net income of $43 million for the first quarter of 2021. The decrease in net income for the first quarter was primarily due to an $11 million decrease in net interest income. Net interest income for the first quarter of 2022 benefited from $10 million of derivative and hedging adjustments, while net interest income for the first quarter of 2021 benefited from $21 million of derivative and hedging adjustments. The derivative and hedging adjustments are primarily driven by changes in interest rates.

Total assets as of March 31, 2022 were $84.5 billion, an increase of $5.7 billion, or 7.24 percent, from December 31, 2021. Advances outstanding were $51.5 billion as of March 31, 2022, an increase of $6.1 billion, or 13.5 percent, from December 31, 2021. Retained earnings did not vary significantly as of March 31, 2022, compared to December 31, 2021, remaining at $2.2 billion. Capital stock was $2.7 billion as of March 31, 2022, an increase of $273 million, or 11.5 percent, from December 31, 2021. The increase in capital stock was primarily due to an increase in advances which resulted in an increase in activity based stock.

The Bank's first quarter 2022 performance resulted in an annualized return on average equity (ROE) of 3.19 percent as compared to 3.35 percent for the first quarter of 2021. The ROE spread to the average Secured Overnight Financing Rate decreased to 310 basis points for the first quarter 2022, as compared to 331 basis points for the first quarter of 2021. As of March 31, 2022, the Bank was in compliance with its regulatory capital requirements.

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Federal Home Loan Bank of Atlanta
Financial Highlights
(Preliminary and unaudited)
(Dollars in millions)

Statements of Condition	As of March 31, 2022	As of December 31, 2021
Advances	$51,538	$45,415
Investments	31,405	31,821
Mortgage loans held for portfolio, net	139	149
Total assets	84,450	78,746
Consolidated obligations, net	76,635	71,692
Total capital stock	2,656	2,383
Retained earnings	2,242	2,228
Accumulated other comprehensive loss	(39)	(16)
Total capital	4,859	4,595
Capital-to-assets ratio (GAAP)	5.75%	5.84%
Capital-to-assets ratio (Regulatory)	5.80%	5.86%

	Three Months Ended March 31,
Operating Results and Performance Ratios	2022	2021
Net interest income	$68	$79
Standby letters of credit fees	2	4
Other income	4	—
Total noninterest expense	34	36
Affordable Housing Program assessment	4	4
Net income	36	43
Return on average assets	0.18%	0.19%
Return on average equity	3.19%	3.35%

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Bank's First Quarter 2022 Form 10-Q expected to be filed on or about May 6, 2022 with the SEC.

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About the Federal Home Loan Bank of Atlanta

FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members—its shareholders and customers—are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 11 district banks in the Federal Home Loan Bank System. Since 1990, the FHLBanks have awarded approximately $7 billion in Affordable Housing Program funds, assisting more than 990,000 households.

For more information, visit our website at www.fhlbatl.com.

To the extent that the statements made in this announcement may be deemed as “forward-looking statements”, they are made within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by the forward-looking statements, the reader is cautioned not to place undue reliance on them, since those may not be realized due to a variety of factors, including, without limitation: legislative, regulatory and accounting actions, changes, approvals or requirements; completion of the Bank’s financial closing procedures and final accounting adjustments for the most recently completed quarter; uncertainties relating to the phase-out of LIBOR; future economic and market conditions (including the housing market); changes in demand for advances or consolidated obligations of the Bank and/or the FHLBank System; changes in interest rates; changes in prepayment speeds, default rates, delinquencies, and losses on mortgage-backed securities; volatility of market prices, rates and indices that could affect the value of financial instruments; changes in credit ratings and/or the terms of derivative transactions; changes in product offerings; political, national, and world events; disruptions in information systems; membership changes; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause the Bank's results to differ from these forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

These statements speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise, or correct any of the forward-looking statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as may be required by law. New factors may emerge, and it is not possible for us to predict the nature of each new factor, or assess its potential impact, on our business and financial condition. Given these uncertainties, we caution you not to place undue reliance on forward-looking statements.

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